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                                                                       Exhibit 5
                                                                January 10, 2001

Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois  60015

Ladies and Gentlemen:

          I refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed by Baxter International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the sale and transfer of shares of Common Stock, par value $1.00 per share (the "Shares"), of the Company, together with the associated Preferred Stock Purchase Rights (the "Rights"), to be received by stockholders of Sera Tec Corporation pursuant to that certain agreement dated as of December 22, 2000 (the "Purchase Agreement") between the Company, Baxter Healthcare Corporation, a Delaware corporation and Sera Tec. The terms of the Rights are set forth in the Rights Agreement dated as of December 9, 1998 (the "Rights Agreement") between the Company and First Chicago Trust Company of New York, as Rights Agent.

          I am familiar with the proceedings to date with respect to the proposed sale and transfer of the Shares and the Rights and have examined such records, documents and questions of law, and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

          Based on the foregoing, I am of the opinion that:

          1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

          2. The Shares, upon the due execution, countersignature and delivery of certificates evidencing the Shares, and if issued in accordance with the Purchase Agreement, the Company's Restated Certificate of Incorporation, as amended, and the Company's Bylaws, as amended, will be validly and legally issued, fully paid and non-assessable.

          3. The Rights, upon the due execution, countersignature and delivery of certificates evidencing the Shares, and if issued in accordance with the Purchase Agreement, the Company's Restated Certificate of Incorporation, as amended, and the Company's Bylaws, as amended, will be validly issued under the Rights Agreement.

          I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or "Blue Sky" laws of the various states to the sale and transfer of the Shares and the Rights.

          This opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States of America.

          I hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement.

                                             Very truly yours,

                                             /s/ Thomas J. Sabatino, Jr.